Exhibit 99.1

Lisa Campbell and Karen Peacock Join the Dropbox Board of Directors

SAN FRANCISCO—Aug. 27, 2019—Dropbox, Inc. (NASDAQ: DBX), a leading global collaboration platform, announced today that Lisa Campbell, Chief Marketing Officer and Senior Vice President, Business Strategy and Marketing of Autodesk, Inc., and Karen Peacock, Chief Operating Officer of Intercom, Inc., have been appointed to the company’s Board of Directors.

“We’ve long admired Lisa and Karen’s extensive marketing, business strategy, and operating expertise and are delighted they are joining our Board of Directors,” said Dropbox Co-founder and Chief Executive Officer Drew Houston. “Their decades of SaaS experience, and background in building and scaling products will be a great addition to our distinguished Board.”

Lisa is regarded as one of Silicon Valley’s most respected marketers and business executives. She has held numerous leadership roles over her 16-year tenure at Autodesk, a global SaaS company, including evolving the Autodesk brand, launching new products and offerings, and scaling new lines of business. Lisa is also responsible for driving brand affinity and loyalty among Autodesk’s 18 million users. She holds a BA in mathematics and computer science from Boston College and an MBA from Babson College.

“I’m thrilled to join the Dropbox Board of Directors,” said Lisa. “Since Drew and Arash founded the company in 2007, they’ve built a household name and a trusted global brand. I share their belief that there is a tremendous opportunity to fix the fragmentation we see at work today and Dropbox is in a great position to do that. I’ve been impressed by the team and the future they’re building and am eager to join the company on its mission of designing a more enlightened way of working.”

Karen is one of the technology industry’s top executives, with deep expertise building and scaling successful SaaS businesses. She is the Chief Operating Officer of Intercom, the world’s leading business messaging platform with over 30,000 customers managing 500 million customer conversations each month. Prior to joining Intercom, Karen was SVP of Small Business at Intuit, where she led all of Intuit’s products for small business, including its flagship QuickBooks, and helped grow the division from $500M to $2.5B in annual revenue. She holds a BA in applied mathematics from Harvard University and an MBA from the Stanford Graduate School of Business.

“Dropbox changed the game when they solved the problem of secure file access and sync wherever and whenever we needed it,” said Karen. “Now they are applying the same breakthrough thinking to remove the friction, noise, and busywork in our work lives by connecting all the apps and tools we use. Dropbox is uniquely poised to solve this huge problem and I am inspired by the team’s vision to make work better. I’ve been a long-time user and fan of their products, and I look forward to being a part of the Dropbox journey.”

With Lisa and Karen, the Board of Directors expands to ten members and includes Drew Houston, Arash Ferdowsi, Don Blair, Paul Jacobs, Bob Mylod, Condoleezza Rice, Bryan Schreier, and Meg Whitman.

About Dropbox

Dropbox is a leading global collaboration platform that’s transforming the way people work together, from the smallest business to the largest enterprise. With more than 500 million registered users across 180 countries, our products are designed to establish a more enlightened way of working. Headquartered in San Francisco, CA, Dropbox has 12 offices around the world. For more information on our mission and products, visit dropbox.com.

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